CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “****”, HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO LANTHEUS HOLDINGS, INC. IF PUBLICLY DISCLOSED.

MANUFACTURE AND SUPPLY AGREEMENT

THIS AGREEMENT is effective as of the date it is signed, by the last party to do so (the “Effective Date”)

B E T W E E N:    JUBILANT HOLLISTERSTIER LLC, with its principal place of business located at 3525 N Regal St, Spokane, WA 99207, United States (“Supplier”);

AND:

LANTHEUS MEDICAL IMAGING, INC., having its head office at 331 Treble Cove Rd., N. Billerica, MA 01862 (“Purchaser”)

WHEREAS Purchaser desires to have Supplier manufacture and supply certain pharmaceutical products;
AND WHEREAS Supplier desires to manufacture and supply Purchaser with certain pharmaceutical products;
AND WHEREAS the Parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement.
NOW THEREFORE in consideration of the mutual covenants and agreements in this Agreement, Purchaser and Supplier agree with each other as follows:
Article I- INTERPRETATION
1.1Defined Terms.
As used in this Agreement and in the Quality Agreement (as defined below), the following terms have the following meanings unless the context clearly requires otherwise:
“Accepted Purchase Order(s)” shall have the meaning ascribed hereto in Section 4.3(c) of this Agreement.
“Active Pharmaceutical Ingredient” means the Product active pharmaceutical ingredient(s) supplied by Purchaser for the Manufacturing of the Products.
“Affiliate” means any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation. The term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means the direct or indirect ownership of more than fifty (50%) percent of the outstanding shares or other voting rights of the subject entity or possession, directly or indirectly, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity or the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.
“Agreement” means this Manufacture and Supply Agreement and all schedules and instruments supplemental to or amending thereto.
“Annual Minimum Purchase” has the meaning referenced thereto in Section 3.2 of this Agreement.

“Batch” means a batch of Products as specified in Schedule “C” attached hereto (with a theoretical maximum production size as set forth in Schedule “C).
“Business Day” or “Business Days” means any day other than Saturday, Sunday or a holiday generally recognized in the United States of America.
“Calendar Year(s)” means January 1 to December 31 of any given year or years, as the case may be.
“CFR” means the U.S. Code of Federal Regulations.
“Current Good Manufacturing Practices” or “cGMP” or “GMP” means, as applicable in accordance with the Territory in which the Products will be distributed in, the practices set out in the guidelines (i) published as the Good Manufacturing Practices for Drug Manufacturers and Importers by the HPFBI, as amended from time to time, (ii) for the manufacture of pharmaceutical products and the Current Good Manufacturing Practices as defined in United States 21 CFR 210, et seq., as amended from time to time, and (iii) the EEC Guide to Good Manufacturing Practices for Medical Products, as amended from time to time.
“DEFINITY” shall have the meaning ascribed to it in Schedule “D”.

“Designated Supplier” shall have the meaning ascribed to it in the Quality Agreement.

“Designated Supplier’s Audit” shall have the meaning ascribed to it in the Quality Agreement.

“Facility” means Supplier’s facility located at **** used in the Manufacturing of the Products hereunder and, subject to Purchaser’s prior written approval, such other facilities used by Supplier in the Manufacturing of Products hereunder
“FDA” means the United States Food and Drug Administration, or any successor to it.
“Firm Zone” has the meaning ascribed thereto in Section 4.2(a) of this Agreement.
“Force Majeure” has the meaning ascribed thereto in Section 11.2(a) of this Agreement.
“Governmental Authority” or “Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of The United States of America, any relevant foreign country or territory, or any domestic or foreign state, province, country, city or other political subdivision thereof, having responsibility for regulation or otherwise as to the Parties including as to the Manufacturing, marketing, distribution or sale of the Product and/or the services provided under this Agreement.
“Incoterms® 2020” means the International Commercial Terms published by the International Chamber of Commerce, as amended from time to time, codifying the contractual rules for the interpretation of standardized commercial terms for transactions. Incoterms® 2020 shall be deemed to have been incorporated by reference in this Agreement except in so far as they may conflict with any other provision of this Agreement, in which case the Agreement provision shall prevail.
“Indemnitees” means either Party, as the case may be, and that Party’s shareholders, directors, officers, employees, agents and representatives.
“Intellectual Property” means all domestic or foreign (i) trademarks, service marks, trade names, trade dress, logos and slogans and all goodwill associated therewith; (ii) patent, patent rights, industrial and other designs, including any and all applications, applications for registration, registrations, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, revalidations, re-examinations, reissues or additions, including supplementary certificates of protection, or of to any of the foregoing items; (iii) copyright, any original work or authorship fixed in any tangible medium of expression, including literary works, all forms and types of computer software, all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing, all musical, dramatic, pictorial, graphic and artistic works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.
“Inventory Carrying Fee(s)” shall have the meaning ascribed thereto in Section 4.2(g).
“Law(s)” means any international, national, federal, state, provincial and local law, statute, code, rule, regulation, orders, decrees, guideline (including Current Good Manufacturing Practices), ordinance or other pronouncement of any Governmental Authority having the effect of law in the United States, any relevant foreign country or any territory or any domestic or foreign state, province, county, city or other political subdivision, as may be amended from time to time, that govern the Parties’ respective obligations under this Agreement.
“Licences” means the licences, permits, certificates, authorizations or approvals issued to Supplier by the relevant Governmental Authority in respect of its site of manufacture of the Products.
“Long Lead Time Materials” has the meaning referenced thereto in Section 4.2(d) of this Agreement.
“Losses” mean any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).
“Manufacture” or “Manufactured” means to effect the operation required in the manufacture, processing, filling, testing, packaging, labelling or storage, as the case may be, of the Products by Supplier.
“Manufacturing” means any operation required in the manufacture, processing, filling, testing, packaging, labelling or storage, as the case may be, of the Products by Supplier.
“Manufacturing Records” shall have the meaning ascribed to it in Section 5.8.
“Material Zone” has the meaning ascribed thereto in Section 4.2(b) of this Agreement.
“Materials” mean all materials and ingredients used in the Manufacturing of Products by Supplier including, but not limited to, Active Pharmaceutical Ingredient(s), raw materials, components, packaging, labeling materials, and shipping materials.
“Materially Adversely Affect Supplier’s Business” means a consequence or series of consequences that have a meaningful negative impact on Supplier’s business in any given year, as determined by Supplier, in its discretion, acting reasonably.
“MOQ” or “Minimum Order Quantity” has the meaning ascribed to it in Section 4.2(e) of this Agreement.
“Ongoing Forecast” has the meaning ascribed thereto in Section 4.1 of this Agreement.
“Open Zone” has the meaning ascribed thereto in Section 4.2(c) of this Agreement.

“Party” means either Purchaser or Supplier, individually; “Parties” means Purchaser and Supplier collectively.
“Person” means any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Prices” or “Price” means the total aggregate cost of each Product as set out in Schedule “C”.
“Prior Agreement” means each of the following agreements between the Parties: (i) Manufacturing and Supply Agreement, dated as of February 1, 2012, as amended, for DEFINITY® (Perflutren Lipid Microsphere) Injectable Suspension; (ii) Manufacturing and Supply Agreement, dated as of May 3, 2012, as amended, for CARDIOLITE® Kit for the Preparation of Technetium Tc99m Sestamibi for Injection; (iii) Manufacturing and Supply Agreement, dated as of May 3, 2012, as amended, for NEUROLITE® Kit for the Preparation of Technetium Tc99m Bicisate for Injection; and (iv) Manufacturing and Supply Agreement, dated as of March 29, 2010, as amended, for 30mL Sterile EVAC Vials.

“Proceeding” means applicable action, claim, suit, proceeding, arbitration or Governmental Authority action, notification, investigation or audit.
“Producer Price Index” or “PPI” means the Producer Price Index for Pharmaceutical Preparation Manufacturing (pcu325412325412) as published by the U.S. Department of Labor, Bureau of Labor Statistics, or a successor agency. In the event that the Bureau of Labor Statistics stops publishing the Producer Price Index or substantially changes its content or format, the Parties will substitute another comparable index published monthly by a mutually agreeable source. If the Bureau of Labor Statistics redefines the base year for the Producer Price Index from 1981 to another year, the Parties will continue to use the Producer Price Index but will convert to the new base year using an appropriate conversion formula.
“Product(s)” means the Products listed in Schedule “C”.
“Product Developments” shall have the meaning ascribed hereto in Section 8.1(c) of this Agreement.
“Purchase Order(s)” shall have the meaning ascribed hereto in Section 4.3(a) of this Agreement.
“Purchaser Intellectual Property” means any and all Intellectual Property (i) owned by Purchaser prior to or as of the Effective Date; (ii) developed or acquired by Purchaser after the Effective Date provided that such Intellectual Property does not utilize nor is based on any Supplier Intellectual Property; or (iii) Product Developments.
“Quality Agreement” means the agreement which sets out the details of the allocation of tasks between the Parties as related to the Manufacturing of the Product, including responsibilities for quality assurance and control of Materials, packaging components, bulk Product and finished Product, a copy of which is attached hereto as Schedule “B”.
“Rejected Batch” has the meaning ascribed thereto in Section 5.2(b) of this Agreement.
“Rejection Notice” has the meaning ascribed thereto in Section 5.2(b) of this Agreement.
“Replacement Batch” has the meaning ascribed thereto in Section 5.2(e) of this Agreement.
“Specifications” means, with respect to any Products, all specifications for materials, manufacturing procedures, sampling plans for the Products as well as the procedures, requirements (regulatory or otherwise), standards and other items necessary to Manufacture the Products, as approved by the Parties and attached as Schedule “A” and the quality standards, including tests, analytical procedures and acceptance criteria, that are established to confirm the quality of the Product which are mutually agreed to in writing and contained or referenced in the Master Batch Record for the Product or as otherwise mutually agreed to in writing by the Parties.
“Supplier Intellectual Property” means: (i) all Intellectual Property owned by Supplier prior to and as of the Effective Date; or (ii) all Intellectual Property developed or acquired by Supplier after the Effective Date independent of the performance of its obligations under this Agreement, provided that such Intellectual Property does not utilize nor is based on any Purchaser Intellectual Property or Product Developments.
“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tool design, material specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus design, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing. For clarification Technology specifically excludes actual equipment.
“Term” means, collectively, the Initial Term and any Renewal Term, as the case may be.
“Territory” means the countries or regions described in Schedule “E”. Additional countries or regions may be added to the Territory at Purchaser’s request and reasonable cost and expense (including, as evidenced by reasonable documentation made available to Purchaser, Supplier’s reasonable internal personnel costs and out-of-pocket expenses) upon at least **** (****) days prior written notice.

1.2Incorporation of Schedules.
The terms of the Schedules attached or referred to herein are an integral part of this Agreement. The following Schedules are attached hereto:
•Schedule “A” – Product Specifications
•Schedule “B” – Quality Agreement
•Schedule “C” – Product Prices
•Schedule “D” – Definitions and List of Materials
•Schedule “E” – List of countries/regions

1.3Currency.
Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in US dollars.
1.4General.
Article headings in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Agreement shall be read with such changes in gender or number as the context requires. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, paragraphs, clauses and Schedules shall be deemed references to Articles, Sections, paragraphs and clauses of this Agreement and Schedules to this Agreement unless the context shall otherwise require. Any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns. The words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof. The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement. The provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding instant messaging), and, unless expressly stated otherwise in the relevant provision of this Agreement, that such agreement, consent, or approval not be unreasonably withheld, conditioned, or delayed. All references to any specific law, rule or regulation, article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The term “or” is disjunctive but not necessarily exclusive.

Article II- MANUFACTURING
2.1Agreement to Manufacture Products.
For the Term of this Agreement, Supplier agrees to Manufacture (i) DEFINITY **** for Purchaser and (ii) the other Products identified in Schedule “A” **** for Purchaser, in each case, in the Facility in accordance with the terms set out in this Agreement and Purchaser agrees to purchase the Products from Supplier during the Term.
2.2Conformance with Specifications.
Supplier shall Manufacture the Products in accordance with the Specifications. Either of the Parties shall have the right to request changes to any of the Specifications. Recommendations to change any of the Specifications shall be in writing. Supplier shall not implement any change to the Specifications before both Parties have agreed to such changes in accordance with the procedures set forth in the Quality Agreement.
2.3Conformance with cGMP.
Supplier shall Manufacture the Products in accordance with applicable Current Good Manufacturing Practices and applicable Laws as reasonably interpreted by the Parties. Each Party shall promptly notify the other of knowledge of any new instructions or specifications required in order to comply with Current Good Manufacturing Practices or applicable Laws, and shall cooperate in agreeing on the best means to comply with any new requirements.
2.4Supply of Active Pharmaceutical Ingredients.
Purchaser shall provide to Supplier, at ****, the APIs and such other Materials to be supplied by Purchaser listed in Schedule “D” (the “LMI Materials”) in quantities sufficient to meet Purchaser's requirements for each Product as further set forth in Article IV. Supplier will provide Purchaser with an inventory report for the LMI Materials on a **** (or as otherwise agreed to by the Parties). Prior to delivery of the LMI Materials to Supplier, Purchaser shall provide to Supplier a copy of the Material Safety Data Sheet (“MSDS”) for such LMI Material, and follow up with any subsequent revisions thereto. Purchaser shall supply the LMI Materials, including the APIs, and Certificates of Analysis and Certificates of Compliance therefore DDP (as defined in Incoterms 2020) the Facility no later than **** (****) days before the scheduled Manufacturing date. Upon receipt of the API, Supplier’s sole obligation with respect to evaluation of the API shall be to perform an identification testing, as agreed to by the Parties in writing, upon the receipt of API. Supplier will not be responsible for confirming that the API and LMI Materials meets applicable Specifications. Supplier shall use the Purchaser’s API solely and exclusively to Manufacture the Product under this

Agreement. Title to and risk of loss of API and LMI Materials shall at all times remain with Purchaser, and Supplier shall have no liability with respect to cost, loss, or damage of API and LMI Materials at any time, except to the extent such loss/damage is the result of the negligence or willful misconduct of Supplier or breach of this Agreement or the applicable Quality Agreement by Supplier. In the event of loss/damage of API or LMI Materials resulting from the negligence or willful misconduct of Supplier or breach of this Agreement or the applicable Quality Agreement by Supplier, Supplier shall issue a credit to Purchaser (at Purchaser’s election) for an amount equal to ****; provided that the credit will be limited to the lesser of (i) (a) **** ($****) or (b) **** (as demonstrated by reasonable evidence and documentation therefore provided to Supplier), per Batch, (ii) **** ($****) in the aggregate in any calendar year, or (iii) **** ($****) in the aggregate for the Term of this Agreement. Any credits hereunder not settled within **** of issuance, or within **** (****) days of the effective date of any termination or expiration of this Agreement, will be refunded to Purchaser.
2.5Supply of Materials.
The Parties shall supply the Materials as set forth in Schedule “D”.
2.6Third Party Suppliers and Designated Suppliers.
Third party suppliers and Designated Suppliers of Materials (other than LMI Materials) must be agreed upon between the Parties, including any changes thereto during the Term of this Agreement.
Article III- CONSIDERATION
3.1Price of Products and Adjustment.
(a)Price of Products. The price of the Products shall be as set out in Schedule “C” (the “Price”).
(b)Price Increase. Supplier may implement a Price increase **** annually, on **** of each Calendar Year starting on **** (“Price Increase Date”), in an amount equal to the lesser of (a) **** percent (****%) or (b) **** in the PPI during the immediately preceding **** (****) month period ending **** (or if such PPI data is not available for the timely implementation of the increase in Unit Pricing, the most recent **** (****) month period for which such PPI data is available). In addition but only to the extent not already covered by the PPI increase, if Supplier’s cost for any Materials (not covered by the PPI calculation, and not supplied by Supplier Affiliates) increases by more than **** percent (****%) during the relevant foregoing period, Supplier shall be entitled to increase (no more than **** annually, on **** of each Calendar Year starting on ****) the Price by the amount of such price increase for such Materials, over and above the increase on account of PPI, and as to any such increase tied to a change in Supplier’s cost Materials, Supplier shall provide Purchaser copies of invoices evidencing the increased cost of such Materials.
Supplier also reserves the right to increase the Price or other fees if change(s) to applicable Laws or regulations, including, but not limited to changes in cGMP, or changes to the process increase the cost of Manufacturing the Product or of any other activities contemplated under this Agreement.
(c)Samples. The Price shall also be payable for all samples of Products required to be maintained by Supplier under the terms of this Agreement, if applicable, or any applicable Law, if applicable, as well as any additional samples which the Purchaser requires, as the case may be, in addition to shipping and handling costs.
3.2Annual Minimum Purchases.
The Prices is dependent on the following annual minimum purchases:
•DEFINITY (applicable on Purchaser’s worldwide demand):
◦Calendar year 2022: ****%
◦Calendar year 2023: ****%

◦Calendar year 2024: ****% with a minimum of **** batches for the year at USD**** per vial
◦Calendar year 2025 and Terminal Supply Year (if applicable): ****% with a minimum of **** batches for the year at the price of the previous year, after applying the price increase mechanism set forth in section 3.1(b)
◦Calendar years 2026 and 2027, a minimum commitment of **** batches applying the price increase mechanism set forth in section 3.1(b),
and

•Cardiolite: **** batches
•Neurolite: **** batches
•Neurolite buffer: **** batches
•EVAC Vials: **** batches

during each Calendar Year of the Term and the Terminal Supply Year, if applicable (collectively the “Annual Minimum Purchase”).
Subject to the provisions of Section 4.3(a), if Purchaser fails to purchase from Supplier in any given Calendar Year the Annual Minimum Purchases, Purchaser shall ****. However, if Supplier, in any given Calendar Year, is not able to fulfil a Purchase Order by the specified delivery date (other than as a result of Purchaser’s own fault or negligence), such orders shall be taken into account when calculating if the Annual Minimum Purchase has been met, as if such order had been actually purchased by Purchaser. For greater certainty, the **** shall not be reduced in any way if Supplier is not able to fulfil a Purchase Order by the specified delivery date as the result of (i) delays in delivery by Purchaser of any LMI Materials or (ii) delays caused by changes requested by Purchaser to be provided pursuant to this Agreement.
3.3Minimum Batch Size.
Minimum Batch sizes shall be based on the minimum Manufacturing Batch size as agreed by the Parties and set forth in Schedule “C” hereto. A Manufacturing Batch may not be divided for different markets unless expressly agreed to in writing by Supplier.
3.4Payment.
Supplier may invoice Purchaser upon delivery of the Product (****Incoterm 2020). Purchaser shall pay Supplier, for all Products Manufactured under the terms of this Agreement, within **** (****) days of the invoice date for all undisputed invoices, provided, however, that Purchaser will have the obligation to pay within the foregoing delay any undisputed amount of a disputed invoice. In addition, the interest rates set forth in the next sentence will apply to any disputed amount paid after the **** (****)-day delay, if it is ultimately concluded that the disputed amount of a disputed invoice shouldn’t have been disputed in the first place. Supplier shall issue invoices in respect of the Product upon shipment of such Product with interest at the rate of **** percent (****%) per month (****percent (****%) per annum) payable on all undisputed amounts not paid on the due date.
3.5Taxes.
In addition to the amounts paid by Purchaser pursuant to Section 3.1, Purchaser shall pay to Supplier all applicable use, consumption, sales or excise taxes of any taxing authority (but not including any tax related to Supplier’s income). The amount of such taxes will be added to the Price in effect at the time of shipment thereof and will be reflected in the invoices submitted to Purchaser by Supplier pursuant to Section 3.4 hereof. Purchaser shall pay the amount of such taxes to Supplier in accordance with the payment provisions set forth in Section 3.4 hereof.
3.6Capital Expenditures.
Intentionally left blank.

3.7Additional Services.
Any additional services requested by Purchaser that are not contemplated under this Agreement shall be payable separately, following the receipt of a Purchase Order from Purchaser. No additional services will be performed by Supplier before a Purchase Order has been placed by Purchaser for such additional service(s).
The cost for the additional services shall be payable by Purchaser within **** (****) days of the date of an invoice received by Purchaser from Supplier.
3.8Cost of Changes to Specifications.
(a)Changes Requested by Purchaser. **** associated with changes requested by Purchaser to Materials or components of the Products, process and other Specifications and/or controls, as well as the Manufacturing and/or packaging of Products shall be borne by ****. In addition, **** shall be responsible for **** related to Materials purchased or ordered by Supplier for the Manufacturing of the Products which are unusable as a result of such changes made, including without limitation, changes to the graphics used on packaging, films, dies, proofs, provided that such changes were made at Purchaser’s request. **** agrees to use reasonable efforts to minimize these costs to ****.
(b)Changes to Comply with cGMP. **** shall be responsible for **** associated with changes required in the Specifications of the Products in order to comply with changes to cGMP occurring after the date of this Agreement, solely to the extent such changes are directly related to the Manufacture of the Products and not to the extent such changes are associated with the Manufacture of pharmaceuticals products generally.
(c)Changes to Comply with Applicable Laws. **** shall be responsible for **** associated with the Manufacture of the Products in order to comply with changes in applicable Laws occurring after the date of this Agreement (including with respect to any of the Materials used in that Product), solely to the extent such changes are directly related to the Manufacture of the Products, and not to the extent such changes are associated with the Manufacture of pharmaceuticals products generally.
3.9Annual Product Maintenance
Purchaser shall pay to Supplier an annual product maintenance fee (“APMF”) for the Products.  The APMF will cover an array of Product support activities, which are irrespective of manufactured product volumes, and includes the following:

•Dedicated primary point of contact for all commercial manufacturing activities
•Scheduling, planning, and communicating all commercial manufacturing activities
•Drug Master File (DMF) updates with the FDA, EU and JP.
•Annual GUDFA fee participation
•Annual audit.
•Annual Product Review in accordance with 21 CFR § 211.180.
•Host all Person-in-Plant activities
•Product license or permits from local, state and all federal authorities.
•Access to document library (additional copies of batch paperwork or other batch documentation when requested).
•Product documentation and sample storage (retains) relating to cGMP requirements.
•Re-qualification of raw material vendors.
•Maintenance and storage of raw material vendor audit reports.
The APMF will be payable **** annually beginning February 2, 2022. The APMF for all Products combined is fixed at **** (USD ****) per **** (****) months, for the Term of the Agreement.   In the event that this Agreement is terminated prior to the expiration of the Term, then the APMF shall be prorated up to the date of termination for such partial calendar year, unless Supplier terminates under Section 11.2, in which case, no such proration shall occur.
Article IV - PRODUCT SUPPLY
4.1Ongoing Forecasts.
Ongoing Forecasts. Purchaser shall provide Supplier with a copy of its forecast of its anticipated Product Manufacturing requirements for the **** (****) month period commencing the following month (the “Ongoing Forecast”) on or before the **** (****) Friday of each month of the Term of the Agreement. Each Ongoing Forecast shall provide delivery dates for each Firm Zone (as defined in Section 4.2(a)), in addition to quantity and purchase order specifics for the Material Zone and the Open Zone. In the event that an Ongoing Forecast is not delivered on the **** (****) week of a given calendar month in accordance with this provision, the prior month’s Ongoing Forecast will constitute that month’s Ongoing Forecast.

4.2Order Procedures.
(a)Firm Zone. **** percent (****%) of the Product quantities forecasted for the **** months of an Ongoing Forecast, and **** percent (****%) of the Product quantities forecasted for the **** (****) months of an Ongoing Forecast, are deemed to be firm orders, and as such Purchaser is committed to same and Supplier is committed to providing the same. The Parties shall use reasonable best efforts to negotiate any change in the delivery date of any firm order; provided, however, that:
(i)****; and
(ii)****.
(b)Material Zone. Excluding the Firm Zone, Product quantities forecasted for the **** (****) months of an Ongoing Forecast (the “Material Zone”) are deemed to be firm as they relate to the quantities of Materials to be ordered. Changes of timing for delivery of Materials within the Material Zone may be made to respond to changing Purchaser demand; provided, however, that if any order made by Purchaser for Products to be delivered during the Material Zone of an Ongoing Forecast is cancelled, deferred or reduced, so as to result in a lesser quantity of Products ordered by Purchaser than indicated in the corresponding month of such Material Zone, ****. For greater clarity, ****.
(c)Open Zone. Product quantities forecasted for the **** (****) months of an Ongoing Forecast (the “Open Zone”) are deemed to be open as they relate to the quantities of Materials to be ordered and Purchaser is not committed to same. The Parties acknowledge and agree that the requirements specified in the Open Zone of an Ongoing Forecast are for the purposes of Supplier’s internal scheduling and planning only and Purchaser shall not be responsible for any costs of Materials procured or other expenses incurred by Supplier for the purpose of meeting the requirements specified in the Open Zone, unless related to Long Lead Time Materials or Materials ordered based on MOQ, as referenced in Section 4.2(d) and 4.2(e) or agreed to by both Parties.
(d)Long Lead Time Materials. Any inventory of Materials held by Supplier beyond requirements necessary for the supply of the Products required under the Firm Zone, the Material Zone or any pre-approved safety stock (“Long Lead Time Materials”), excluding Materials ordered based on MOQ, is the responsibility of ****. However, if the Parties agree on the purchase or entering into of commitments to purchase any Long Lead Time Materials based on the Ongoing Forecast for a specified month and those Long Lead Time Materials cannot be ****.
(e)Minimum Order Quantity. Purchaser acknowledges and agrees that some Materials to be purchased by Supplier for the Manufacture of the Products may be subject to a minimum quantity per order (“Minimum Order Quantity” or “MOQ”). The Parties acknowledge and agree that a Minimum Order Quantity of Materials may exceed the requirements for such Materials for the Manufacture of the Product quantities forecasted in the Firm Zone and in the Material Zone. **** shall be responsible for the cost of any such unused, obsolete or excess Materials procured by Supplier based on a Minimum Order Quantity for the purpose of meeting the requirements specified in the corresponding months of Firm Zone and Material Zone of an Ongoing Forecast, provided that ****.
(f)Safety Stock. Purchaser will carry sufficient safety stock of the Products to support the necessary Purchaser service levels and Firm Zone and Material Zone lead times. Supplier will carry the necessary safety stock of Materials to support the Firm Zone and Material Zone lead times and to ensure timely delivery of orders of Products. Any safety stock of Long Lead Time Materials may be carried by Supplier, but must be approved in writing by Purchaser.
(g)Inventory Carrying Fees. If Supplier is required to store at the Facility Materials supplied to it by Purchaser for a period longer than **** (****) Business Days, or store finished Products for a period longer than **** (****) Business Days after the Product has been released to Purchaser by Supplier, then Purchaser shall pay to Supplier a reasonable and customary inventory carrying fee, such fee being in addition to the Price (“Inventory Carrying Fee”). Said Inventory Carrying Fee as be established at **** US dollars (USD ****) per pallet per month for Calendar Year and may be increased by Supplier from time to time by a **** (****) day notice, but not by more than ****% for each Calendar Year.
During the Term of this Agreement, Supplier will provide Purchaser with a system generated **** inventory report for the Materials and Products stored in its Facility. Supplier will perform a physical inventory of the Materials stored in its Facility on **** basis only, except in the event of significant discrepancies between the physical inventory and the system generated **** inventory reports. Additional physical inventories may be performed by Supplier upon Purchaser’s written request and subject to payment by Purchaser of an additional fee through an agreed upon quote.
(h)Delays in delivery of Materials by Third Party Supplier. Delivery dates specified in Purchase Orders are subject to Supplier’s receipt of Materials from the third-party supplier thereof (as the case may be) not less than **** (****) weeks prior to the specified delivery date. Supplier agrees to use commercial reasonable efforts to Manufacture the Product as soon as possible in the event that the supplier of the Materials fails to deliver the Materials in accordance with this schedule.
(i)Graphic Changes. If there is to be change to any artwork for any Product, at least **** (****) weeks prior to the intended first delivery date of such Product with such changed artwork, Purchaser shall provide to Supplier, at no cost, digital artwork in a format acceptable to Supplier and in compliance with the packaging specifications for such Product. All one time costs and expenses associated with any such artwork changes shall be the responsibility of Purchaser and shall be charged directly to the Purchaser and are not included in the Price.
4.3Purchase Orders
(a)General. Purchaser shall deliver to Supplier purchase orders (each a “Purchase Order”) for the aggregate Product volumes in each Firm Zone. Each Purchase Order shall specify the volumes of Products ordered, the Price, the requested delivery date, the destination of delivery of the Products and Purchaser’s instructions for such delivery, in accordance with the provisions of Section 5.1(b) of this Agreement. Purchase Orders shall be issued a minimum of **** (****) months prior to the requested delivery date.
(b)Delivery of Purchase Order. The Purchase Orders may be delivered electronically or by other means in such location, as Supplier shall designate from time to time. Supplier shall promptly acknowledge acceptance of each Purchase Order by sending to Purchaser electronic (email and/or fax) written notice of acknowledgement and acceptance for each Purchase Order promptly (but in any event, no later than **** (****) Business Days) after its receipt.
(c)Rejection and Deemed Acceptance. Notwithstanding anything in this Agreement to the contrary, Supplier reserves the right at its discretion to reject without liability any Purchase Order for reasons related to production scheduling limitations or otherwise; provided, however, that failure by Supplier to deliver to Purchaser a written notice objecting to a Purchase Order within **** (****) Business Days after receipt of the Purchase Order shall constitute Supplier’s deemed acceptance of said Purchase Order (“Accepted Purchase Order”), and provided further, that in the event Supplier rejects a Purchase Order (unless such rejection is due to excess volume requirements substantially inconsistent with the amounts set forth in the **** months of an Ongoing Forecast, and subject to 4.3(a)), Purchaser will be deemed to have ordered such order for purposes of determining Purchaser’s satisfaction of Annual Minimum Purchase requirements within the annual period.
(d)Capacity Constraints.
(i)Subject to an event of Force Majeure, Supplier shall Manufacture the Products and shall use commercially reasonable efforts to deliver Products, which are subject to an Accepted Purchase Order, by the specified delivery date referenced therein. In the event that Supplier is not able to fulfil an Accepted Purchase Order by the specified delivery date (for any reason):
A.Supplier shall notify Purchaser promptly upon discovery of its inability to comply with the terms of the Accepted Purchase Order; and
B.Supplier will take such actions as may be reasonably requested by Purchaser to minimize the damage to Purchaser caused by Supplier’s inability to comply with the terms of the Accepted Purchase Order.
C.If Supplier is unable to fill a Purchase Order within **** (****) days of the scheduled delivery date Purchaser has the right to cancel the order without penalty and will be deemed to have ordered such order for purposes of determining Purchaser’s satisfaction of Annual Minimum Purchase requirements within the annual period.
(e)Accommodations. From time to time, due to significant unforeseen circumstances, Purchaser may deliver to Supplier a Purchase Order for Product volumes in excess of those specified in any Firm Zone or Material Zone. Supplier will work with Purchaser on a reasonable commercial basis to assist with delivery of such volume excesses provided, however, that, until Supplier accepts (or is deemed to have accepted) such Purchase Order:
(i)Supplier shall have no obligation to use commercially reasonable efforts to assist Purchaser with meeting such excess volume requirements; and
(ii)Supplier shall have no obligation to use commercially reasonable efforts to assist Purchaser with meeting such excess volume requirements if to accommodate such request would Materially Adversely Affect Supplier’s Business including, without limitation, Supplier’s ability to fulfill its commitment to its other customers; or
(iii)to the extent such demand exceeds **** percent (****%) of the Product volumes specified in the Firm Zone or Material Zone.
(f)Conflict. In ordering and delivering the Products pursuant hereto, Supplier and Purchaser may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement. Other than with respect to quality matters, which is addressed in Section 5.4, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall prevail to the extent of such conflict.
(g)Rescheduling by Purchaser. Should Purchaser reschedule any part of their Accepted Purchase Order (other than as a result of Supplier’s request to reschedule such Accepted Purchase Order or Supplier’s inability to satisfy such Accepted Purchase Order), the following will apply; provided however, that Supplier will make a good faith effort to use the capacity created by any such cancellation, in which case the fees below will be reduced commensurately:
•Should Purchaser postpone all or part of any Purchase Order less than **** (****) days prior to Supplier’s scheduled fill date, Purchaser shall pay Supplier a non-refundable and non-creditable fee equivalent to ****% of the purchase price for the entire purchase order;
•Should Purchaser postpone all or part of any Purchase Order **** (****) to **** (****) days prior to Supplier’s scheduled fill date, Purchaser shall pay Supplier a non-refundable and non-creditable fee equivalent to ****% of the purchase price for the entire purchase order; or
•Should Purchaser postpone all or part of any Purchase Order **** (****) to **** (****) **** prior to Supplier’s scheduled fill date, Purchaser shall pay Supplier a non-refundable and non-creditable fee equivalent to ****% of the purchase price for the entire purchase order.
If Supplier is unable to fill a Purchase Order within **** of the scheduled delivery date Purchaser has the right to cancel the order without penalty and will be deemed to have ordered such order for purposes of determining Purchaser’s satisfaction of Annual Minimum Purchase requirements within the annual period.
4.4**** Qualification. Purchaser shall have the right to qualify **** as a manufacture of Products and to seek and obtain regulatory approval(s) of such ****. If Purchaser desires to exercise its rights in this Section 4.4, Purchaser shall notify Supplier of such decision in writing.
Article V - DELIVERY, TITLE AND ACCEPTANCE
5.1Product Storage and Shipment.
(a)Storage Conditions. The Materials and Products Manufactured by Supplier are to be stored and transported in accordance with the conditions agreed between Purchaser and Supplier and in accordance with the Specifications.
(b)Shipping Responsibilities. The Products ordered by Purchaser pursuant to this Agreement and any small parcels shall be deemed delivered by Supplier to Purchaser once delivered on the Facility’s loading dock **** (Incoterms® 2020). Shipment of the Products and small parcels shall be at **** sole cost and expenses. **** shall be liable for any and all transportation charges, including without limitation freight, duties and taxes levied in connection with the supply of Products and any small parcels and shipment of same. Supplier shall arrange for the shipment of the Products in accordance with Purchaser’s instructions. Purchaser shall select and retain the carrier and insurance company for shipping of the Products in accordance with the terms of this Agreement. Purchaser shall provide Supplier with its carrier’s name and account number and its insurance company contact information. Supplier will schedule freight pick up with Purchaser’s selected carrier and complete the documentation on behalf of Purchaser for each shipment of Product by using Purchaser’s account number. All costs and invoices shall be charged by Purchaser’s selected carrier directly to **** for all third party costs related to same. If Purchaser wishes the delivery of the Products to be on any unique pallets, Purchaser shall, at its own cost and expense, make such pallets available to Supplier. Notwithstanding the above, Supplier will use treated-wood pallets, unless a different type of pallet is made available by Purchaser. Purchaser shall be responsible for the supply of single use data loggers, if required by Purchaser. Supplier may supply a single use data logger and/or dry ice with each Batch of Product shipped if requested by Purchaser in writing subject to payment by Purchaser of an additional fee to be quoted to Purchaser prior to shipment per data logger and per bag of twelve (12) kilos of dry ice.
(c)Transfer of Title. Notwithstanding anything to the contrary, title to and risk for the Products supplied to Purchaser under this Agreement passes to Purchaser **** (Incoterms® 2020) ****, at the time the Products ****, not cleared for export and not loaded on any collecting vehicle. Supplier shall not be liable to Purchaser for the costs of loss of any kind arising out of or in relation to damage to or loss of the Products, however caused, which occurs after title to and risk for the Products passes to Purchaser, nor shall any liability of Purchaser to Supplier under this Agreement be diminished or extinguished by reason of such loss or damage. For greater certainty, **** shall be liable for all costs and risks of loss while Products are in transit.
5.2Purchaser Acceptance.
(a)Quantitative Defects. Purchaser shall inform Supplier in writing of any claim relating to quantitative defects in shipments of Products within **** (****) days from the receipt of such shipment by Purchaser and Purchaser shall provide to Supplier copies of any appropriate documents relating to such defects. Supplier shall at its own expense provide Purchaser with any missing quantities of such Products as soon as reasonably possible after receipt of notice from Purchaser. Any claim for a quantitative defect which is not made within such **** (****) day period shall be deemed to have been waived by Purchaser, provided, however, that failure to make a quantitative defect claim shall not be construed as a waiver of any indemnification rights, breach claim or other remedies that Purchaser may have available to it.
(b)Qualitative Defects. Purchaser shall have **** (****) days from the receipt of each shipment of Products in which to determine by appropriate validated tests and assays whether or not each Batch delivered conforms to the Specifications (“Conformity Determination”). In the case of hidden or latent defects, such Conformity Determination must be made within **** (****) days from the receipt of each shipment of Products. If Purchaser deems that a Batch does not conform to the Specifications (“Rejected Batch”), unless such non-conformance is the result of a change in the Active Pharmaceutical Ingredient or any LMI Materials supplied by Purchaser or any Designated Supplier hereunder or a defect in the formula for the Manufacturing of the Product, Purchaser may reject such Batch by giving written notice to Supplier within **** (****) Business Days of the Conformity Determination (“Rejection Notice”). Purchaser must specify in reasonable detail the manner in which such Batch fails to meet the Specifications. Purchaser may withhold payment for any Batch of Products for which a Rejection Notice has been given to Supplier until the matter is resolved. Purchaser shall be deemed to have accepted any Batch with respect to which it fails to notify Supplier as provided above, provided, however, that failure to make a qualitative defect claim shall not be construed as a waiver of any indemnification rights, breach claim or other remedies that Purchaser may have available to it.
(c)Disposition of Rejected Batch. Supplier shall have **** (****) days from the receipt of the Rejection Notice to accept or reject Purchaser’s claims and submit a report on the Rejected Batch indicating the investigation and testing done and the recommended disposition to Purchaser, as the case may be. Purchaser shall review such report and notify Supplier that Purchaser either requests additional data, approves the recommended disposition of the Rejected Batch or will otherwise direct Supplier as to how Purchaser wishes the Rejected Batch to be disposed of.
(d)Dispute of Test Results. If the Parties fail to agree on whether a Batch of Products fails in whole or part to meet the Specifications and on the disposition of such Rejected Batch, such dispute shall be resolved promptly by an independent testing organization of recognized repute within the pharmaceutical industry of the Territory in which such Batch is to be distributed, mutually agreed upon by the Parties. The appointment of such organization shall not be unreasonably delayed by either Party. The decision of such testing organization shall be binding on both Parties. The fees and costs of the testing organization, and storage and handling of the Products during the resolve of the dispute shall be borne by the Party whose position is not sustained by the testing organization.
(e)Rework and Replacement of Rejected Batch.
(i)If the Parties agree that a Rejected Batch fails in whole or in part to conform to the Specifications, or if a dispute between the Parties in this regard has been resolved pursuant to Section 5.2(d) in favour of Purchaser, Supplier agrees to use **** to destroy the Rejected Batch and deliver a replacement Batch for the Rejected Batch (“Replacement Batch”) within **** (****) days of the date Supplier accepts Purchaser’s written Rejection Notice or the date of the final resolution of the dispute, whichever is later, provided that Supplier has all Materials in inventory, including, when applicable the Active Pharmaceutical Ingredient and Long Lead Time Materials. Any costs related to any additional API or Materials needed as a result of such Rejected Batch shall be borne by ****.
(ii)Notwithstanding the existence of a dispute concerning Products rejected by Purchaser, pending resolution of such dispute, Supplier shall, within **** (****) days of issue by Purchaser of a Purchase Order for additional Products of the type and quantity claimed to be rejected as contemplated by 5.2(b) hereof, deliver such additional Products, and Purchaser shall be obligated to pay for such Products in accordance with 3.4 hereof. In the event that it is ultimately determined that the Rejected Batch was properly rejected by Purchaser, Supplier shall issue a credit to Purchaser against a future batch of Product in the amount equivalent to the price paid for the rejected batch.
(iii)Notwithstanding anything to the contrary contained herein, should the Rejected Batch have failed to meet the Specifications due to defects in the Purchaser’s formula for the Manufacturing of the Product, a Force Majeure applicable to Purchaser or Purchaser’s negligence or willful misconduct, Supplier shall have no obligation to deliver a Replacement Batch to Purchaser and Purchaser shall provide payment for the Rejected Batch.
(f)Batch Yield. Supplier makes no warranty as to the achievement of a certain yield.

5.3Recalls.

(a)Purchaser shall be responsible for recalls, withdrawals and field corrections (each, a “Recall Event”) of the Products. Supplier shall cooperate with Purchaser in the event of any Recall Event with respect to the quality of the Products Manufactured by Supplier and provide such reasonable assistance in connection therewith as Purchaser may reasonably request. The costs of any Recall Event shall be borne by Purchaser; provided, however, that Supplier shall be responsible to the extent the Recall Event is related to the negligence, wilful misconduct or breach of this Agreement or the Quality Agreement. For greater certainty, Supplier shall not be responsible if it Manufactured the Products in accordance with the Specifications provided by Purchaser for the Products.
5.4Form of Quality Agreement.
The Parties agree to fairly and in good faith work towards finalizing the terms of a quality agreement related to the Products (”Quality Agreement”) to be executed in a timely fashion and in a manner which allocates the task relating to the Manufacturing of the Products in accordance with and subject to the terms of this Agreement. The Parties agree that to the extent of an inconsistency with the terms of the Quality Agreement and the Agreement, the terms of the Quality Agreement shall prevail with respect to quality matters and the latter shall prevail to the extent of non-quality matters. Any default under the Quality Agreement shall be deemed a default under this Agreement.
5.5Testing.
Supplier shall perform the quality control tests and assays identified in the Quality Agreement and in accordance therewith. No reduced testing will be performed by Supplier on Materials supplied by Purchaser, including without limitation the Active Pharmaceutical Ingredients, unless Purchaser supplies Supplier with reduced testing indications and protocol and subject to Purchaser’s written confirmation that it has a valid vendor certification program pursuant to applicable Law.
5.6Product Batch Release.
Supplier shall be responsible for the technical release to Purchaser of each production Batch of Products, and Purchaser shall be responsible for the release of the Products to the market. To the extent necessary in relation to the release of any Product by Purchaser, each Batch of Product delivered by Supplier to Purchaser shall be accompanied by a “Certificate of Manufacture” which certifies the date of Manufacturing, expiration date of the Product and that the Batch was Manufactured in conformance with the Specifications and cGMP, and a “Certificate of Analysis” for in-process testing which lists the in-process tests performed by Supplier and sets forth the results of those tests and a list of the quality events.
A full Batch record (i.e. Certificate of Analysis, Certificate of Manufacture, list of quality events, Manufacturing Records and packaging records) will be provided by Supplier to Purchaser per Product and per dosage form with every shipment.
5.7Designated Suppliers Audit.
If Purchaser and Supplier agree that Supplier shall be responsible for the performance of a Designated Supplier’s Audit, Purchaser agrees that such Designated Supplier’s Audit shall be performed ****, including without limitation travelling expenses and accommodations, incurred as a result of such Designated Supplier’s Audit. Supplier will provide a quote for the fees and expenses prior to the audit.

5.8Manufacturing Records.
Supplier shall maintain true, accurate and complete records regarding the Manufacturing of the Products as required by applicable Law and in accordance with cGMP (“Manufacturing Records”) including, without limitation, the information required to be maintained pursuant to the Quality Agreement.

Article VI- REGULATORY MATTERS
6.1Audit and Inspection except as otherwise set forth in the Quality Agreement:
(a)Purchaser Audit. Supplier grants Purchaser the right to audit or to appoint third parties to audit the Facility and the documentation demonstrating Supplier’s satisfactory performance of its obligations under Article II. Such audit shall be conducted during normal business and/or manufacturing hours for a period not to exceed **** (****) Business Days and by a maximum of two (2) auditors (in addition to any qualified person, who may require additional days). Additional auditors or Business Days may be agreed upon between the Parties in writing subject to payment by Purchaser of an additional fee of $****USD per additional auditor per additional Business Day. Purchaser shall notify Supplier in writing at least **** in advance of such an audit. The Parties agree that audits may only be performed during the months of February through June and September through November inclusively. Notwithstanding anything to the contrary contained herein, Purchaser may exercise such right not more than once in any Calendar Year, save and except for situations where a single audit reveals significant concerns from the perspective of Purchaser, acting reasonably, that require appropriate additional audit follow-up, or when an audit for cause is warranted. Any third party appointed by Purchaser to perform such an audit shall at all times be bound by the obligations of confidentiality and non-disclosure of Supplier’s confidential information and agree to disclose to Purchaser only such information as is necessary to determine if Supplier is performing its obligations under Article II. Such third party shall also agree to disclose to Supplier the results of its review. It is furthermore agreed that the on-site availability of Purchaser or such third party shall have no bearing on Supplier’s production schedule as Supplier shall be authorized and entitled to proceed with same in the absence of Purchaser’s representative.
(b)Inspection by Governmental Authorities. Supplier shall permit inspections of the Facility by Governmental Authorities of all relevant territories (such as the FDA, HPFBI or equivalent foreign regulatory authorities) with respect to the fulfillment of any requirement for any License during the Term of this Agreement and, if necessary, thereafter, and unless prohibited by applicable Law, shall permit Purchaser to have representatives on-site for such inspection.
(c)Inspection Notification. Supplier agrees to promptly (but in any event within 48 hours) notify Purchaser of any inspection by any Governmental Authority pending as of the date hereof or as notice of same may arise, and of any communications to or from any Governmental Authority (including the reporting of adverse drug experiences or field alerts) which might adversely affect Supplier’s ability to perform its obligations under this Agreement. Supplier shall keep Purchaser informed of the resolution of the matter with the relevant Governmental Authority.
6.2Regulatory Support Services.
Supplier will provide reasonable support for any submissions required to the HPFBI, FDA and other applicable Governmental Authority to support contract manufacturing of Purchaser’s Products by Supplier at the Facility. Supplier shall not be responsible for any regulatory efforts required in respect of the Manufacturing of the Products, other than regulatory efforts associated with requests by Purchaser for changes to the Specifications.
The Parties agree that all regulatory support services, including without limitation the gathering of documents in support of a Product submission, notarization of documents, company registration (such as CoA’s and form 2657), auxiliary regulatory services (such as sterility packages, clarifax, question answering), will be charged to Purchaser at Supplier’s then applicable rate in addition to any and all reasonable legal fees and notary fees, where applicable and all reasonable costs and expenses associated therewith. The rate to be charged by Supplier for the preparation of a Product submission will be provided by Supplier upon request and is subject to change from time to time.

Article VII - REPRESENTATIONS AND WARRANTIES
7.1Supplier Representations and Warranties.
(a)Representations and Warranties. Supplier represents, warrants and covenants, while acknowledging that Purchaser is relying on such representations and warranties in entering into this Agreement, that:
(i)in performing its services hereunder, Supplier shall comply with all provincial, state, local and federal Laws and the cGMP applicable to such services (including all applicable laws and regulations regarding conflict minerals and will assist Purchaser in meeting its obligations under such laws and regulations) and shall hold, and shall continue to hold during the Term of this Agreement, all material Licenses necessary or required for the Manufacturing of the Products and the performance of its obligations hereunder, and, to its knowledge, the services provided by Supplier and the use, practice or exploitation of Supplier’s Technology or Supplier’s Intellectual Property will not infringe, violate or misappropriate the intellectual property rights of any third party;
(ii)the Facility, all equipment and tooling utilized in the Manufacturing of the Products hereunder, and the procedures and processes (including installation, operation and performance qualifications) instituted by Supplier in connection herewith are, and shall continue during the term of this Agreement, to be in material compliance with all applicable Laws and maintained in good operating condition;
(iii)Supplier shall carry and keep in good force during the Term of this Agreement and for a period of one year following the expiration or other termination of this Agreement insurance coverage in such form and amount as a reasonable party in similar circumstances would carry and keep to fulfil its obligations hereunder, including insurance coverage for the Active Pharmaceutical Ingredient it supplies while it is stored in Supplier’s Facility and including commercial general liability insurance (including Products Completed Operations) with an insurance carrier reasonably acceptable to Purchaser, with limits of liability, including excess coverage, of not less than $**** combined single limit bodily injury and property damage covering its duties and obligations under the Agreement Within **** (****) days of receipt of written request by Purchaser, Supplier shall submit a certificate of such insurance (which shall include such information) to Purchaser. If such certificate is not furnished within **** (****) days, Purchaser shall notify Supplier in writing and give Supplier **** (****) days to cure such breach. If Supplier fails to provide the certificate during such **** (****) day cure period, Purchaser may, at its option, immediately terminate this Agreement or any amendment thereof;
(iv)Upon delivery ****, **** (Incoterms® 2020), Products Manufactured by Supplier under the terms of this Agreement:
A.will comply with the Specifications;
B.will have been manufactured in accordance with the terms of this Agreement, the Quality Agreement, the Master Batch Record and cGMPs applicable in the Territory;
C.will have been manufactured, packaged, labeled, tested and/or re-tested in compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act (the “Act”), regulations thereunder, and any other comparable laws and regulations applicable in the Territory where the Product is being distributed, relating to development, manufacture and supply under this Agreement, and in compliance with the specific U.S. or other applicable regulatory approvals regarding the Product;
D.shall not contain any material that would cause the Products to be adulterated within the meaning of the FDA or other applicable law where the Product is being distributed;
E.shall be free from material defects in Materials and workmanship not otherwise caused by Materials supplied by Purchaser or by any Designated Suppliers or defect in the Specifications and/or in Purchaser’s formula for the Manufacturing of the Product; and
F.will have minimum shelf life provided on Schedule “C”, provided however, that if after the manufacture of Product, Supplier launches an investigation that causes Product shipment to be delayed and the investigation results in delayed release of one or more Batches of Product and the investigation determines that the deviations in such Batch that triggered the investigation were the fault of LMI Materials that did not meet specifications or Purchaser’s specified process was at fault then Supplier must specify in reasonable detail the manner in which such LMI Materials failed to meet the Specifications or that Purchaser’s specific process was at fault. If Purchaser agrees with the results of such investigation, it shall accept and pay for such Product, even if Product has less than the minimum shelf life set forth on Schedule “C”. Supplier shall use commercially reasonable efforts to expeditiously determine the cause of any such failures. In addition to the foregoing, in all other cases, Purchaser shall use commercially reasonable efforts to accept Product with less than the minimum shelf life set forth on Schedule “C”. If Purchaser does not agree with such results, then the independent testing provisions of Section 5.2(d) shall apply.
(b)Exclusions. The warranties with respect to the Products shall not apply to any Product which, through no fault of Supplier:
(i)has been tampered with or otherwise altered;
(ii)has been subject to misuse, negligence or accident;
(iii)has been stored, handled or used in a manner contrary to the Specifications, HBFBI, FDA or other Governmental Authority’s requirements;
(iv)has expired its stated shelf life;
(v)fails due to defects in the Specifications or as the result of problems with the LMI Materials, including without limitation the Active Pharmaceutical Ingredient, that could not be detected by the quality control tests provided for herein.
(c)Limitation. Subject to applicable Law, the foregoing representations and warranties are limited and are in lieu of any other warranty, and except as set forth above. Except as set forth above, Supplier makes no warranty or representation, express or implied, with respect to the Products, whether as to merchantability, quality, fitness for a particular purpose or otherwise.
7.2Purchaser Representations and Warranties.

(a)Representations and Warranties. Purchaser represents and warrants, while acknowledging that Supplier is relying on such representations and warranties in entering into this Agreement, that:
(i)it shall provide all information necessary for Supplier to Manufacture the Products in accordance with the Specifications and all applicable Laws, including cGMP, and shall make its employees available on a timely basis to respond to questions concerning such information;
(ii)to the extent that Purchaser supplies any Materials, including the Active Pharmaceutical Ingredient, or other information to Supplier (including packaging and labelling requirements) or engages in Manufacturing with respect to any of the Products (either directly or indirectly through a third party), all such Materials or other information and Manufacturing will comply with the Specifications and applicable Laws, including cGMP;
(iii)it shall obtain and maintain all necessary permits, registrations and licences required for it to perform its obligations to Supplier under this Agreement and shall comply with all applicable Laws in carrying out its obligations under this Agreement;
(iv)to the best of its knowledge, the Technology provided by Purchaser to Supplier pursuant to this Agreement does not infringe, misappropriate or violate any Intellectual Property of a third party;
(v)the Purchaser Intellectual Property licensed to Supplier pursuant to Section 8.1(e) is free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to Supplier and Purchaser has not previously granted and will not grant to any third party during the Term of this Agreement any right, license or interest in or to the Purchaser Intellectual Property or any portion thereof, inconsistent with the rights granted to Supplier herein;
(vi)Except for the Technology and Intellectual Property provided by Supplier, to its knowledge, Purchaser has all necessary Technology and Intellectual Property rights to enable Supplier to Manufacture the Product for Purchaser in accordance with the terms and condition of this Agreement; and
(vii)Purchaser shall carry and keep in good force during the term of this Agreement and for a period of one year following the expiration or other termination of this Agreement insurance coverage, including product liability insurance coverage, in such form and amount as a reasonable party in similar circumstances would carry and keep to fulfil its obligations hereunder, including without limitation insurance coverage for the Active Pharmaceutical Ingredient while it is stored in Supplier’s Facility in an amount of no less than $**** US dollars. Within **** (****) days of receipt of written request by Supplier, Purchaser shall submit a certificate of such insurance (which shall include such information) to Supplier. If such certificate is not furnished within **** (****) days, Supplier shall notify Purchaser in writing and give Purchaser **** (****) days to cure such breach. If Purchaser fails to provide the certificate during such **** (****) day cure period, Supplier may, at its option, immediately terminate this Agreement or any amendment thereof;
(viii)after diligent inquiry, Purchaser represents that the sale, distribution, marketing, promotion and use of the Product does not and will not infringe any third party Intellectual Property rights or other rights and that it is not aware of any patents existing in the Territory which could adversely impact upon or prevent Supplier from Manufacturing the Product as contemplated by the terms hereof; and
(ix)Purchaser has the lawful right to enter into this Agreement for the Manufacturing of the Product without breach of any other contractual obligations it may have.

(b)Debarment. Each Party represents and warrants that neither of its officers, directors or employees performing services under this Agreement has been debarred or convicted of a crime which could lead to debarment. Each Party shall notify the other immediately in the event that such Party or any of its officers, directors, employees performing services under this Agreement:
(i)becomes debarred or receives notice of action or threat of action with respect to its debarment; or
(ii)becomes the object of any investigation or subject of any report regarding such Party or any of its officers, directors, employees performing services under this Agreement, in connection with any activity that could result in debarment or suspension or refusal of approval.
(c)No Conflict. Each Party warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by it to the other Party or any third party in connection with any of the services called for hereunder. Each Party further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Supplier pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of such Party or its Affiliates with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, service agreements, disclosure agreements or agreements for assignment of inventions. Supplier shall not subcontract with any third party or use Affiliates or agents to perform any of its obligations hereunder without the prior written consent of Purchaser. Supplier shall cause all of its employees and any permitted subcontractor, agent or Affiliate to be bound by, and to comply with, all confidentiality, quality assurance, regulatory and other obligations and requirements as set forth in this Agreement.
Article VIII - INTELLECTUAL PROPERTY; NONDISCLOSURE; CONFIDENTIALITY
8.1Ownership
(a)Purchaser Rights. Supplier acknowledges that Purchaser is the sole owner of Purchaser Intellectual Property and of all data and information relating to the Products, including the Specifications and any other information relating thereto delivered by Purchaser to Supplier under this Agreement, except to the extent such information is in the public domain or owned by a third party.
(b)Supplier Rights. Purchaser acknowledges that Supplier is the sole owner of the Supplier Intellectual Property except to the extent such information is in the public domain.
(c)Product Developments. All Intellectual Property relating to a Product conceived, reduced to practice, authored or otherwise generated or developed in the course of activities under this Agreement, either by or on behalf of Supplier, except to the extent it has general applicability to the manufacture of pharmaceutical products other than the Products, shall be Product Developments. Purchaser shall own all right, title and interest in and to all ****. Supplier will, and hereby does, assign to Purchaser all of its rights, title and interest in and to Product Developments and rights to Intellectual Property arising therefrom. Supplier will provide reasonable assistance to Purchaser, at Purchaser’s expense, in obtaining and enforcing Purchaser’s ownership of the Product Developments including as applicable the assignment to Purchaser of the right, title and interest of its employees or independent contractors in and to such Product Developments.
(d)Patents. As soon as practicable, Supplier shall inform Purchaser in writing of such Product Development. Upon Purchaser’s reasonable request and at Purchaser’s expense, Supplier shall take such reasonable actions as Purchaser deems necessary or appropriate to assist

Purchaser in obtaining patent or other proprietary protection in Purchaser’s name with respect to all Product Developments.
(e)License. Under the terms and subject to the conditions of this Agreement, Purchaser hereby grants Supplier a **** license to use the Purchaser Intellectual Property and the Product Developments solely for the purposes of performing its obligations hereunder. Supplier shall have no right to make, manufacture, supply, distribute, use or sell the Products or use any Purchaser Intellectual Property for any other purpose.
8.2Reproduction of and Right to Use Trademarks.
Solely in connection with Supplier’s performance of this Agreement, Purchaser hereby grants Supplier the right to reproduce and print on the Products and/or Product packaging such trademarks, trade dress, brand names, and/or trade names that Purchaser may designate in writing from time to time, strictly in accordance with trademark usage and packaging guidelines set forth in the Specifications or otherwise provided by Purchaser in writing. Samples of all such uses of Purchaser’s trademarks, trade dress, brand names and/or trade names on the Products or Product packaging shall be submitted to Purchaser for its written approval prior to production. The permission granted to Supplier herein is restricted to usage of such trademarks, trade dress, brand names and/or trade names on or in connection with the Products supplied under this Agreement, and such permission extends only for the Term of this Agreement or such shorter period as may be designated or required by Purchaser.
8.3Supplier’s Ownership of Other Property.
Except as otherwise specified herein, it is agreed that Supplier is the sole owner of any and all machinery and equipment used by Supplier in connection with the Manufacturing of the Products in accordance with this Agreement.
8.4Infringement.
(a)Notice. In the event that either Party becomes aware if actual or threatened infringement of Intellectual Property related to any Product, that Party shall promptly so notify the other in writing. Purchaser shall have the right, but not the obligation, to bring at its own expense an infringement action or file any other appropriate action or claim related to infringement of such Intellectual Property against any third party. Supplier shall have the option to join in (but not control) such action to the extent Supplier believes it has been damaged by the actions of such third party.
(b)Settlement. Each Party shall cooperate and provide reasonable assistance in any action as described above. No settlement or other voluntary final disposition of any suit defended or action brought by or against either Party may be entered into without the consent of the other party if such settlement would require such other Party to be subject to an injunction or to make a monetary payment, or would adversely affect such other Party’s rights under this Agreement.
(c)Damages. Purchaser shall retain any damages or other monetary awards that it recovers pursuant to any action under this Section 8.4(a).
8.5Right to not Manufacture.
(a)Situations Related to Specific Product. On a Product-by-Product and country-by-country basis, Supplier shall not be required to Manufacture or otherwise be involved in the distribution of a Product to which:
(i)any Person (that is not an Affiliate of Supplier) claims the Manufacturing or distribution of such Product infringes or otherwise violates any third party

Intellectual Property right unless Purchaser confirms its applicable indemnification obligations hereunder with respect to same (such limitation only applicable in the country or region of the Territory in which the third party Intellectual Property is claimed); or
(ii)any Governmental Authority alleges such Manufacturing or distribution of such Product violates any applicable Law (such limitation only applicable in the country or region of the Territory in which the Governmental Authority has jurisdiction). Each Party shall provide prompt written notice of any claim of any Governmental Authority to the other Party in this regard and the Parties shall reasonably work together as contemplated by Section 2.3 and will split any applicable costs as set forth in Section 3.8(c).
(b)Situations Related to All Products. With respect to all Products, Supplier shall not be required to Manufacture or otherwise be involved in the distribution of such Products to which:
(i)to the extent of new Purchase Orders received from Purchaser after Supplier has sent a valid notice of material breach in accordance with Section 10.2(a) hereof until Purchaser cures such breach.
(c)Reimbursement. Purchaser shall promptly reimburse Supplier for all of Supplier’s costs and expenses (including without limitation reasonable attorney’s fees and expenses) incurred as a result of any actions or allegations described in this Section 8.5 and shall defend, indemnify and hold Supplier, its Affiliates and the officers, directors, employees, agents, representatives and shareholders of each and hold Supplier harmless in connection therewith, to the extent not otherwise payable by Purchaser pursuant to this Agreement.
8.6Nondisclosure and **** Obligations.
(a)During the Term of this Agreement and for a period of **** thereafter, both Parties shall maintain in confidence (i.e., not disclose to any third party) and use only for purposes specifically authorized under this Agreement information and data received from or on behalf of the other Party, including under the Prior Agreements, whether such information is contained in a written or electronic document, whether it is oral or whether it is disclosed by means of inspection.
(b)For purposes of this Section 8.6, information and data described in clause (a) shall be referred to as “Information.” For purposes of clarity, Supplier acknowledges and agrees that Purchaser’s Information includes, without limitation, the Product-related information and **** developed by Supplier specifically for Purchaser, including Product Development, (provided such Information shall not include information developed independently by Supplier without reference to Purchaser’s pre-existing Intellectual Property and Technology or other Information). Purchaser shall not use the format of Supplier’s underlying forms provided to it other than for the Product, and the same shall be Supplier’s Information. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose, to its Affiliates, employees, officers, directors, lenders, sublicensees, consultants, outside contractors and clinical investigators on a need-to-know basis and on condition that such entities or persons agree in writing to only use such Information for purposes specifically authorized under this Agreement and to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; notwithstanding the foregoing the Party so disclosing Information will be liable to the other Party hereunder for any misuse or improper disclosure of any such Information by any such firms or individuals. A Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Product on behalf of Purchaser. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees, (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a third party, provided such Information was not obtained by such third party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, (iii) prior to disclosure under this Agreement can be shown by written documents to have been already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, or (iv) can be shown by written documents to have been independently developed outside of this Agreement by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement or any Prior Agreement. The Party asserting the applicability of one of the exclusions set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance. If a receiving Party is required to disclose Information of the other Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand of a court or governmental agency, it shall use commercially reasonable efforts to do so, at the disclosing Party’s reasonable cost and expense, on a confidential basis (and use reasonable efforts to provide that the receiving Party furnishes only that portion of the Information which is legally required), and, in any event, it shall provide the other Party prompt notice after receipt of any such official requests to enable the other Party to seek a protective order or similar relief.
(c)Supplier understands and acknowledges that Purchaser’s Information, Intellectual Property, and Technology related to the Products has been developed or obtained by the investment of significant time, effort and expense by Purchaser, and that such Information, Intellectual Property, and Technology is a valuable, special and unique asset of Purchaser which provides Purchaser with a significant commercial advantage, and needs to be protected from improper use and disclosure (including, but not limited to, any improper use by Supplier or its Affiliates). Supplier will not disclose the Purchaser’s Intellectual Property or Technology to its Affiliates or otherwise use the Purchaser’s Information, Intellectual Property or Technology for the benefit of such Affiliates. Supplier further recognizes that **** and, as a result, Supplier agrees and agrees to cause **** for the Term of the Agreement and for ****. For purposes of clarity, an **** shall include **** or **** as applicable. Supplier agrees that there may be no adequate remedy at law for any such breach and, upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in courts located in Delaware, including injunctive relief, in addition to whatever other remedies it might be entitled. In addition, in order to protect against the disclosure of Purchaser’s Information, upon termination or expiration of this Agreement, or as otherwise requested by Purchaser, Supplier will promptly deliver to Purchaser or, at the request of Purchaser, destroy all copies of Purchaser’s Information in its possession; provided, in each case, that Supplier may retain, in a secure location, a copy of such documents and records for purposes of defending any legal proceedings or as is required to be maintained in order to satisfy any law, rule, or regulation to which Supplier is subject.
(d)Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 8.6 by a Party or its employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek injunctive relief or any other equitable relief appropriate under the circumstances by a court of competent jurisdiction against or with respect to any action that constitutes any such breach of this Section 8.6.
Article IX - INDEMNITIES
9.1Indemnity of Supplier.

Subject to the limitations provided for in Section 9.4 hereof, Purchaser shall defend, indemnify and hold Supplier, its Affiliates, and their officers, directors, employees, and agents harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time by reason of any third party Proceeding to the extent arising out of or resulting from:
(a)the use, manufacture, processing, testing, packaging, labelling or storage of or any other dealing with any or all of the Products, but only to the extent that such liability does not arise as a result of Supplier’s negligent act or omission, breach of representation or warranty or failure to perform a covenant under this Agreement or the Quality Agreement;
(b)any Recall Event, subject to Section 5.3;
(c)any claim from a third party that a Product under this Agreement or its sale, distribution, marketing, promotion or use actually or allegedly infringes such party’s Intellectual Property, or any actual or alleged infringement by Purchaser of third party intellectual property rights; or
(d)the breach by Purchaser of any of the terms of the Quality Agreement or this Agreement including, without limitation, the Purchaser representations and warranties provided for in Section 7.2 hereof.
9.2Indemnity of Purchaser.
Subject to the limitations provided for in Section 9.4 hereof, Supplier shall defend, indemnify and hold Purchaser, its Affiliates, and their officers, directors, employees, and agents harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time by reason of any third party Proceeding to the extent arising out of or resulting from:
(a)the negligence or willful misconduct of Supplier in performing its obligations under this Agreement;
(b)a breach by Supplier of any of the terms of the Quality Agreement or this Agreement including, without limitation, the Supplier representations and warranties provided for in Section 7.1 hereof;
(c)any Recall Event, subject to Section 5.3; or
(d)any claim made against Purchaser for the actual or alleged infringement by the Supplier of a third party’s Intellectual Property except to the extent arising from use by the Supplier of any Purchaser Intellectual Property or Technology.
9.3Indemnity Proceedings.
(a)Notice of Claim. If a claim by a third party is made against an Indemnitee, and if the Indemnitee intends to seek indemnity with respect thereto under this Agreement, the Indemnitee shall promptly (and in any case within thirty (30) days of such claim being made) notify the Indemnitor of such claim with reasonable particulars. The Indemnitor shall have **** days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (reasonably acceptable to Indemnitee) and at their own expense, the settlement or defense thereof, and the Indemnitee shall reasonably cooperate with them in connection therewith, except that with respect to settlements entered into by the Indemnitor: (i) the consent of the Indemnitee shall be required if the settlement provides for equitable relief against the Indemnitee or an admission of liability, which consent shall not be unreasonably withheld or delay; and (ii) the Indemnitor shall obtain the release of the Indemnitee.

(b)Conduct of Proceedings. If the Indemnitor undertakes, conducts and controls the settlement or defense of such claim, (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that the fees and expenses of such counsel shall be borne by the Indemnitee; provided, however, that to the extent that joint legal representation presents a conflict of interest, the Indemnitee will have the right to select its own counsel at the Indemnitor’s expense; and (ii) the Indemnitor shall promptly reimburse the Indemnitee for the full amount of any loss resulting from any claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the Indemnitee. The Indemnitee shall not pay or settle any claim so long as the Indemnitor is reasonably contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor.
(c)Indemnitee Rights. With respect to third party claims, if the Indemnitor does not notify the Indemnitee within **** days after the receipt of the Indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnitee shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgement using counsel of its choice at the reasonable expense of the Indemnitor.
(d)Employee Assistance. In the event of any claim by a third party against an Indemnitee, the defense of which is being undertaken and controlled by the Indemnitor, the Indemnitee will use all reasonable efforts to make available to the Indemnitor those employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluation and in defending any such claim; provided that the Indemnitor shall be responsible for the expense associated with any employees made available by the Indemnitee to the Indemnitor hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day or each day or portion thereof that such employees are assisting, and which shall not exceed the actual cost to the Indemnitee associated with such employees.
9.4Limitation of Liability.
(a)Indirect Damages. Notwithstanding the provisions of this Agreement which might otherwise be to the contrary, neither Party shall be liable to the other, or have any obligation to indemnify any Indemnitee, as the case may be, for any indirect, special, consequential, exemplary or punitive damages or Losses, including any loss of profits or revenue arising from this Agreement whether it has been advised of the possibility of such damages or Losses suffered by either Party however caused and on any theory of liability; except to the extent necessary to satisfy a third party claim under this Article IX or to the extent such liability arises from Supplier’s willful misconduct, fraud or grossly negligent acts or omissions or a Party’s breach of Sections 8.1 (Ownership), 8.2 (Reproduction of and Right to Use Trademarks) and 8.6 (Nondisclosure and **** Obligations).
(b)Aggregate Liability. Supplier’s aggregate liability under this Agreement shall not exceed **** dollars****, except to the extent such liability arises from Supplier’s willful misconduct, fraud or grossly negligent acts or omissions or breach of Sections 8.1 (Ownership), 8.2 (Reproduction of and Right to Use Trademarks) and 8.6 (Nondisclosure and **** Obligations), in which case Supplier’s liability will be uncapped.
Article X - TERM AND TERMINATION
10.1Term of Agreement.
(a)Initial Term. This Agreement is effective as of January 1st, 2022 until December 31st, 2027 (“Initial Term”) unless earlier terminated in accordance with the terms of the Agreement. Thereafter, this Agreement may be renewed for additional periods of time (each, a

“Renewal Term”) by the mutual consent of both Parties. The Parties agree to discuss the renewal of this Agreement at least twelve (12) months before the end of the Initial Term and any Renewal Term of at least twenty-four (24) months. The Initial Term and every Renewal Term shall collectively be referred to as the “Term”.
10.2Termination of Agreement.
(a)Termination for Breach. Either Party may terminate this Agreement, in whole or on a Product-by-Product basis, at the terminating Party’s discretion, with written notice to the other Party, if the other Party defaults or breaches in a material respect in the performance or observance of any of its obligations under this Agreement and such default or breach continues, unremedied, for a period of sixty (60) Business Days following written notice of such default to the defaulting Party. Such cure period shall be reduced to thirty (30) Business Days in the event of a payment default by Purchaser.
(b)Bankruptcy, etc. Either Party may terminate this Agreement upon notice to the other Party, if the other Party makes an assignment for the benefit of its creditors, is adjudged bankrupt, becomes insolvent, ceases or threatens to cease to carry on business, files or consents to the filing of a petition in bankruptcy, seeks to take advantage of any legislation relating to insolvency, arrangement or relief of debtors, winds-up or liquidates, or if any receiver, trustee, liquidator or similar official is appointed of such other Party or any of its property.
(c)Under Section 8.5: In addition to Supplier’s right to not Manufacture under Section 8.5(a)(i), Supplier may also, at its sole discretion, terminate this Agreement on a Product-by-Product and country-by-country basis, based on the Product(s) and country(ies) affected by the actual or alleged infringement if Purchaser has not confirmed its applicable indemnification obligations hereunder in accordance with Article IX with respect to same.
(d)Effect of Termination.
Following termination or expiration of this Agreement for any reason:
(i)Purchaser shall purchase from Supplier all remaining Materials, including without limitation Long Lead Time Materials, purchased in accordance with the terms of this Agreement and all of the finished Products (including those finished after termination pursuant to (v) below);
(ii)Purchaser will have access to any Manufacturing Records and Batch retention samples relating to the Manufacturing of the Products under this Agreement for the period during which the Manufacturing Records and Batch retention sample must be kept by Supplier in accordance with this Agreement or the Quality Agreement;
(iii)Supplier shall provide to Purchaser the originals of all Specifications; provided, however, that a copy of such document may be retained by Supplier for archival purposes, as means of determining any continuing obligation or confidentiality, but for no other purpose; and
(iv)Purchaser shall, within **** days of the date of termination of this Agreement, pay to Supplier any outstanding payments to be made pursuant to this Agreement, including without limitation, any and all payment due pursuant to this Section 10.2(d) or Section 3.2 hereof; and
(v)Orders in Progress. In the event of any termination or expiration of this Agreement, Supplier shall, unless such termination has occurred because of a material uncured breach or default by Purchaser under this Agreement, or Purchaser’s insolvency, notwithstanding the effective date of any termination or expiration, upon written request of Purchaser, complete any purchase orders for Product that were placed by

Purchaser and accepted by Supplier prior to such date and Purchaser shall pay Supplier for any Product produced in accordance with such purchase orders at the applicable price as set forth in this Agreement; and
(vi)Terminal Supply; Post-Termination or Expiration Acceptance of Orders. If this Agreement has not been renewed pursuant to Section 10.1(a), then upon Purchaser’s request, Supplier shall use commercially reasonable efforts to provide Purchaser with a terminal supply of Products for a period of ****.
Article XI - MISCELLANEOUS
11.1Relationship of the Parties.
The relationship between Supplier and Purchaser created pursuant to this Agreement is intended to be and shall be solely that of independent contractors. Neither Party, nor its employees, agents or representatives shall under any circumstances be considered employees, agents, partners, joint venturers or representatives of the other Party. Neither Party, nor its employees, agents or representative shall act or attempt to act, or represent themselves, directly or by implication, as an employee, agent, joint venturer, partner or representative of the other Party or in any manner assume or create, or attempt to assume or create, any obligation or liability of any kind, express or implied, on behalf of or in the name of the other Party. No person other than Supplier or Purchaser may rely on or enforce any provision of this Agreement.
11.2Force Majeure.
(a)Defined. In this Agreement, “Force Majeure” means an event or occurrence beyond the reasonable control of a Party which by the exercise of reasonable diligence and maintenance could not be overcome, including, but not limited to, strikes, lock-outs, labour disruptions, acts of God, changes in the law, restraints of governments, riots, arrests of people, acts of war, civil disturbances, terrorist actions, rebellion or sabotage, severe breakage of or accidents to machinery, plant or equipment, pipeline or pipe failure, failure of fuel or water supply or transportation, fire, flood, ice, lightning, epidemic, explosion, hydro electric power failures, defaults by third party suppliers, including Designated Suppliers, not caused by the act or omission of the Party or any delay or failure by a Governmental Authority to issue any relevant permit or order not caused by the act or omission of the Party.
(b)Non-Default. A Party shall be deemed not to be in default with respect to non-performance of any of its obligations under this Agreement, if and so long as such non-performance is due in whole or in some material way to an event of Force Majeure and that Party has used commercially reasonable efforts to remove the event of Force Majeure and to perform its obligations under the Agreement. If an event of Force Majeure occurs, the Party affected shall promptly notify the other Party of the occurrence of the event, its extent and probable duration.
(c)Cessation of Force Majeure. Subject to Section 11.2(b) hereof, if Supplier is unable to supply Purchaser with its requirements of Products by reason of Force Majeure, Force Majeure shall excuse Supplier’s performance until the Force Majeure has ceased and for a reasonable period of time thereafter, to allow Supplier to restore itself to the position it was in with respect to the Manufacturing of Products immediately prior to the Force Majeure. Within thirty (30) days of notification by Supplier that it is able to resume the necessary supply of the Products to Purchaser, Purchaser shall resume obtaining its requirements of Products from Supplier pursuant to the terms of this Agreement. Supplier shall suffer no penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure.
(d)Termination. If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of ninety (90) days from the first occurrence of the event of Force Majeure, the other Party may, if itself is not in default under the Agreement, terminate this Agreement by providing written notice to that effect to the non-performing Party. In the event of such termination, both Parties’ respective rights and obligations under this Agreement shall terminate except for any amounts previously due and owing by one Party to the other and except for any other obligations which this Agreement expressly provides shall survive termination.
11.3Further Assurances.
Each Party will at any time and from time to time, upon the request of the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

11.4Intentionally omitted.
11.5Notices.
Any notice or other communication made under this Agreement (other than routine business communication) shall be in writing and shall be properly given: (i) when delivered if sent by personal delivery; (ii) when transmitted if sent by facsimile with confirmation of transmission; (iii) the next day if sent by recognized overnight courier; or (iv) three days after being posted if sent by registered mail return receipt requested, addressed:

(a)if to Supplier, to it at:    Jubilant HollisterStier LLC
3525 N Regal St, Spokane, WA 99207, United States
Attn: President

    with a copy to:        Jubilant HollisterStier General Partnership
            16751 Trans Canada Highway
            Kirkland, Québec, Canada H9H 4J4
                Attn: Legal Department

(b)if to Purchaser, to it at:
Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862
United States of America
Attention: VP of Manufacturing Supply Chain
With a copy at the same address to:
Attention: General Counsel

A Party may change its address for notice by notifying the other Party at any time in accordance with the provisions of this Agreement.

11.6Entire Agreement.
This Agreement, together with the Quality Agreement, and any and all Schedules attached hereto and thereto, supersede any prior agreements between the Parties with respect to the subject matter of the Agreement and the Quality Agreement, whether oral or in writing, and contains the entire understanding between the Parties with respect to the subject matter of the Agreement. The Prior Agreements are each hereby terminated and superseded by this Agreement, provided, however, such termination is without prejudice to any rights or remedies that have accrued to the benefit of any Party prior to such termination.
11.7Waiver.
No delay or failure on the part of a Party in exercising any rights under this Agreement shall affect any of such Party’s rights.
11.8Amendment.
This Agreement may not be modified or amended except by further written statement signed by both Parties.
11.9Severability.
Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in any jurisdiction shall be inoperative, unenforceable or invalid in that jurisdiction without affecting any other provision hereof in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions hereof are declared to be severable.
11.10Enurement.
This Agreement is binding on and enures to the benefit of each Party and its successors and permitted assigns.
11.11Assignment.
Neither Purchaser nor Supplier shall assign or otherwise transfer any rights under or interest in this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party (a) may assign this Agreement without the consent of the other Party in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate shall release the assigning Party from its obligations hereunder, and (b) will assign this Agreement in connection with the direct or indirect (x) transfer and sale of all or substantially all of the assets or business of such Party or any of its Affiliates; provided, however, that Purchaser may assign this Agreement in whole or in part (or may bifurcate this Agreement by Product) in connection with the transfer and sale of all or substantially all of the assets or business of the specific business line, division or unit of Purchaser or any of its Affiliates to which this Agreement or Products manufactured under this Agreement relate; and provided further that with respect to any assignment by Supplier, all Manufacturing remains at the Facility.
11.12Counterparts.
This Agreement may be executed in counterparts and by facsimile transmission, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.
11.13Contra Proferentum.
This Agreement is the result of mutual negotiations between the Parties, and each Party agrees that no part of this Agreement shall be interpreted against the other Party on the grounds that particular language was drafted by such Party.
11.14Subcontracting.
Supplier may be permitted to subcontract in whole or in part its obligations under this Agreement upon the consent of Purchaser, such consent not to be unreasonably withheld or delayed.

11.15Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to any conflict of law principles. Any disputes arising between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue or jurisdiction of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
11.16Non-Solicitation.
Neither Supplier nor Purchaser shall solicit (either directly or indirectly) for employment or employ any of each other’s employees during the Term of this Agreement; provided, however, the foregoing will not prohibit a Party from soliciting (but not hiring) any such employee through general solicitations or through services of a recruiting firm that has not been provided with the names of, or instructed to target, any such employee. In the event Supplier or Purchaser desire to solicit for employment or employ one of such Supplier’s employees or Purchaser’s employees, as the case may be, then Supplier must obtain Purchaser’s prior written approval of such solicitation or employment and vice versa.
11.17Survival.
The following provisions shall survive the expiration or termination of this Agreement: Sections 8.1, 8.3, 8.6, 9, 10, 11.5, 11.15 and 11.17.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above, by their authorized officers, who by signing confirm their authority and intention to bind the Party they represent.

JUBILANT HOLLISTERSTIER LLC

Per:    /s/Amit Arora
Amit Arora
President

LANTHEUS MEDICAL IMAGING, INC.

Per:    /s/ Mary Anne Heino
Name: Mary Anne Heino
Title: Chief Executive Officer and President

SCHEDULE “A”

SPECIFICATIONS

****

SCHEDULE “B”

QUALITY AGREEMENT

The Quality Agreement is attached herein by reference, as last amended on September 25, 2019.

SCHEDULE “C”

PRICES

The Prices per unit set forth below are only for the markets identified below. If the Products are to be sold in other markets, Supplier will provide prices upon request.

Prices For ****:

Product(s)	****	Price in USD

DEFINITY 160L	****	****
DEFINITY 260L	****	****
Cardiolite	****	****
Neurolite Ligand	****	****
Neurolite Buffer	****	****
EVAC	****	****

SCHEDULE “D”

DEFINITIONS AND LIST OF MATERIALS

DEFINITY means “DEFINITY® (perflutren lipid microsphere) Injectable Suspension (and all other USAN or trade names Purchaser may choose to use in Territory) is the final dosage form manufactured pursuant to the DEFINITY NDA and suitable for distribution in commerce in the Territory. For clarity, DEFINTY does not include DEFINITY RT.”

****

SCHEDULE “E”

LIST OF COUNTRIES/REGIONS

****